SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT (the “Agreement”) is made as of October 5, 2017, to be effective on October 10, 2017, by and between Charles Schwab Investment Management, Inc., a Delaware corporation having a principal place of business at 211 Main Street, San Francisco, CA 94105 (“CSIM”), Schwab Strategic Trust, an open-end management investment company having a principal place of business at 211 Main Street, San Francisco, CA 94105 (“SST”), and Schwab Investments, an open-end management investment company having a principal place of business at 211 Main Street, San Francisco, CA 94105 (“SI”) (SST and SI are individually and collectively referred to herein as the “Trusts”).

RECITALS

WHEREAS, pursuant to the License Agreement dated October 5, 2017, to be effective on October 10, 2017 (the “License Agreement”), between Charles Schwab & Co., Inc. (“CS&Co.”) and CSIM, CSIM has a license to use the Schwab Indices listed on Schedule A (the “Index”) in connection with the management, issuance, marketing and promotion of the mutual funds and exchange-traded funds listed on Schedule B (individually and collectively referred to herein as the “Products”) and making disclosure about such Products under applicable laws, rules and regulations in order to indicate that the Products are based on the Index and that CS&Co. is the source of the Index; and

WHEREAS, CSIM has the right pursuant to the License Agreement to use the Index in connection with the Products and wishes to grant a sublicense to the Trusts to facilitate the Products’ use of the Index; and

WHEREAS, the Trusts, on behalf of the Products, wish to use the Index consistent with the terms of the License Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and promises contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged by the parties, the parties do hereby agree as follows:

1.    Grant of Sublicense.

Subject to the terms and conditions of this Agreement, CSIM hereby grants to the Trusts a sublicense to use the Index (and associated data and information) in the manner set forth in, and subject to the terms of, the License Agreement.

2.    Performance of Obligations under the License.

The Trusts, on behalf of the Products, will be responsible for performing certain of CSIM’s executory obligations under the License Agreement (which for the avoidance of doubt, shall never under any circumstance include the payment of license fees by the Products or the Trusts), as such obligations relate to use of the Index by the Products.

3.    Fees.

CSIM hereby grants a sublicense to the Products and the Trusts to use the Index as discussed hereunder at no cost. For the avoidance of doubt, neither the Trusts nor the Products shall have an obligation to pay any Fees to CSIM under this Agreement or otherwise pay any party for the use of the Index or the Names.

4.    Termination.

This Agreement shall terminate immediately upon the earlier of (a) termination of the License Agreement, or (b) CSIM or one of its affiliates ceases to exercise investment discretion over the Products in its capacity as manager, investment adviser, or other comparable capacity. CSIM shall notify the Trusts as soon as reasonably practicable if it reasonably believes the License Agreement may terminate or if the License Agreement terminates. Upon termination of this Agreement, the Trusts’ right to use the Index shall terminate consistent with the terms of the License Agreement.

5.    Assignment.

The Trusts will not make, or purport to make, any assignment or other transfer of this Agreement or any of the rights thereunder without the written consent of CSIM. CSIM may assign its rights and obligations under this Agreement effective upon the giving of advance written notice to the Trusts.

6.    Amendment.

No provision of this Agreement may be waived, altered, or amended except by written agreement of the Parties.

7.    Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

8.    Prior Agreement.

This Agreement supersedes any prior agreement between the parties hereto with respect to the subject matter hereof.

9.    Construction.

Headings used in this Agreement are for convenience only, and shall not affect the construction or interpretation of any of its provisions. Each of the provisions of this Agreement is severable, and the invalidity or inapplicability of one or more provisions, in whole or in part, shall not affect any other provision. To the extent not preempted by federal law, this Agreement shall be construed and interpreted under the laws of the State of California.

10.    Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts together shall constitute only one instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written, with intent to be bound hereby.

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.

By: /s/ George Pereira

Name: George Pereira

Title: COO

SCHWAB STRATEGIC TRUST

By: /s/ Omar Aguilar

Name: Omar Aguilar

Title: Senior Vice President, CIO

SCHWAB INVESTMENTS

By: /s/ Omar Aguilar

Name: Omar Aguilar

Title: Senior Vice President, CIO

Schedule A

Schwab Indices

Schwab 1000 Index®

Schedule B

Products

Schwab Strategic Trust

Schwab 1000 Index® ETF

Schwab Investments

Schwab 1000 Index® Fund